Lake Shore Bancorp, Inc. Announces Full Year 2020 and Fourth Quarter Financial Results

DUNKIRK, N.Y. —  January 29, 2021 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.24 million, or $0.21 per diluted share, for the fourth quarter of 2020 compared to net income of $1.17 million, or $0.20 per diluted share, for the fourth quarter of 2019. For the year ended December 31, 2020, the Company reported unaudited net income of $4.6 million, or $0.77 per diluted share, as compared to $4.1 million, or $0.68 per diluted share, for the year ended December 31, 2019.

2020 Full Year and Fourth Quarter Financial Highlights:

•

Net income of $1.24 million in the fourth quarter of 2020 increased $71,000, or 6.1%, when compared to the fourth quarter of 2019. The increase in fourth quarter 2020 net income was primarily impacted by increases in non-interest income and net interest income, which was partially offset by increases in provision for loan losses, non-interest expense and income tax expense. Net income increased $471,000, or 11.5%, for the year ended December 31, 2020 when compared to the year ended December 31, 2019, primarily due to increases in net interest income and non-interest income partially offset by increases in provision for loan losses and income tax expense;

•

Provision for loan losses for the year ended December 31, 2020 was $1.6 million, a $725,000 increase as compared to the prior year, primarily reflecting the economic uncertainty relating to COVID-19. The resulting allowance was 1.16% of the total loan portfolio at December 31, 2020 (excluding $18.1 million of Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans outstanding at December 31, 2020 that are 100% guaranteed by the SBA);

•

Loans, net totaled $524.1 million at December 31, 2020, compared to $470.8 million at December 31, 2019, an increase of $53.3 million, or 11.3%, primarily due to the origination of commercial real estate and PPP loans during the year ended December 31, 2020;

•

Total assets at December 31, 2020 increased $75.3 million, or 12.3%, to $686.2 million when compared to December 31, 2019 primarily due to an increase in loans as well as an increase in cash and cash equivalents and securities available for sale; and

•	Total deposits grew by $76.8 million, or 15.9%, to $560.3 million at December 31, 2020 when compared to December 31, 2019, primarily due to growth in core deposits.

“In the face of the extraordinary challenges experienced in 2020, we are extremely proud to report that we successfully met the needs of our customers and communities as evidenced by the robust level of loan originations and deposit growth reflected on our balance sheet,” stated Daniel P. Reininga, President and Chief Executive Officer. “Our strong risk management practices, the commitment and dedication of our employees, and our sustained focus on personalized customer service allowed us to effectively navigate the pandemic challenges and market conditions.  We are pleased to end the year with record earnings and total assets, 13.2% annual growth in earnings per share and 5.5% annual growth in book value per share which was $14.75 at December 31, 2020.”

COVID 19 Pandemic Update

During the 2nd and 3rd quarters of 2020, the Bank originated SBA PPP loans to lessen the economic impact of the COVID-19 pandemic on small businesses in our market areas. The Bank originated 252 PPP loans for $26.9 million, of which 68.5% was funded directly by the Bank and the remaining 31.5% was funded indirectly via our partnership with an SBA lender that operates in the northeast. As of December 31, 2020, $18.1 million of the directly funded PPP loans were still outstanding on the Bank’s balance sheet. The Bank expects that a majority of these PPP loans will be forgiven by the SBA during the first quarter of 2021.

In December 2020, a stimulus package was approved by Congress which included additional PPP loan funding from the SBA. The Bank is currently working with customers that are interested in applying for this second round of funding.

The Bank implemented a loan deferral program during 2020, in line with regulatory guidance, to further assist customers that have been impacted by the pandemic. As of June 30, 2020, we had approved loan payment deferral requests of up to 90 days on 219 loans, representing $103.1 million, or 21.1%, of the Bank’s loan portfolio. The number of loan payment deferral requests has decreased and as of December 31, 2020 there were 15 loans, representing $24.0 million, or 4.6%, of the loan portfolio, that are deferring payments.

While many industries have and will continue to experience adverse impacts as a result of the COVID-19 pandemic, the Company’s management team has considered the categories below to be “at risk” of significant impact.  The table below identifies these segments as well as the outstanding loan balance, committed loan balance, and current outstanding payment deferrals for each industry type.

	At December 31, 2020
	(dollars in thousands)
	Number of	Balance Outstanding	% of Total Loans	Loan Commitments	Loans Outstanding with Payment Deferrals		% of Loans with Payment Deferral to Total Loans
Industry Type	Loans	($)	Outstanding	($)	#	$	Outstanding

Retail (non-essential)	18	$19,390	3.7%	$231	-	$-	-
Eating and Drinking Establishments	41	16,377	3.1	3,104	9	9,809	1.9%
Hotels/Accommodations	16	10,980	2.1	1,226	3	6,129	1.2%
Construction Trades	44	9,946	1.9	10,514	-	-	-
Dental and Medical Practices and Gyms	12	3,631	0.7	2,231	1	193	0.1%
	131	$60,324	11.5%	$17,306	13	$16,131	3.2%

“There remains considerable uncertainty surrounding the impact of the pandemic and the current economic environment on a borrower’s ability to repay loan obligations,” stated Mr. Reininga.  “However, our sizeable capital levels, conservative underwriting and continuous risk management practices provide us with the tools to appropriately manage asset quality.”

Net Interest Income

Fourth quarter 2020 net interest income increased $194,000, or 4.0%, to $5.1 million as compared to $4.9 million for the fourth quarter 2019.  For the year ended December 31, 2020, net interest income increased $862,000, or 4.5%, to $19.9 million as compared to $19.1 million for the year ended December 31, 2019.

Interest income for the fourth quarter of 2020 was $6.0 million, a decrease of $355,000, or 5.6%, compared to $6.3 million for the fourth quarter of 2019.  The decrease was attributable to an 80 basis points decrease in the average yield earned on assets due to the decrease in market interest rates since December 31, 2019. The decrease was partially offset by an $80.6 million, or 14.4%, increase in the average balance of interest-earning assets during fourth quarter 2020 as compared to the fourth quarter 2019. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of cash and cash equivalents, commercial real estate and PPP loans.

Interest income was $24.3 million for the years ended December 31, 2020 and 2019.  Interest income was positively impacted by an  $84.6 million, or 15.9%, increase in the average balance of interest-earning assets during the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of cash and cash equivalents, commercial real estate and PPP loans. Interest income was negatively impacted by a 61 basis points decrease in the average yield earned on assets due to the decrease in market interest rates since December 31, 2019.

Fourth quarter 2020 interest expense was $0.9 million, a decrease of $549,000, or 38.2%, from $1.4  million for the fourth quarter 2019 primarily due to a decrease in interest paid on deposit accounts. During the fourth quarter of 2020, there was a 58 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since December 31, 2019. The decrease was partially offset by a $52.5 million, or 12.7%, increase in average interest-bearing deposits during the 2020 fourth quarter as compared to the 2019 fourth quarter.  The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the impact of COVID-19 on consumer and business spending and savings levels.

Interest expense for the year ended December 31, 2020 was $4.4 million, a decrease of $793,000, or 15.3%, from $5.2 million for the year ended December 31, 2019 primarily due to a decrease in interest paid on deposit accounts. During the year ended December 31, 2020, there was a 32 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since December 31, 2019. The decrease was partially offset by a $56.4 million, or 14.2%, increase in average interest-bearing deposits during the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the impact of COVID-19 on consumer and business spending and savings levels. The decrease in interest expense was partially offset by a $30,000 increase in interest paid on long-term borrowings. Interest expense paid on long-term borrowings increased due to a $3.5 million increase in the average balance of borrowings during the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in the average balance was due to additional borrowings drawn by the Bank to take advantage of low, fixed interest rates to fund loan growth and mitigate interest rate risk.

Non-Interest Income

Non-interest income was $1.2 million for the fourth quarter of 2020, an increase of $470,000, or 68.3%, as compared to the same quarter in the prior year. The increase was primarily due to a $473,000 increase in gains on the sale of loans, as a result of an  $8.7 million, or 441.5%, increase in the volume of low-rate, long-term residential mortgage loans sold into the secondary market to manage interest rate risk.   Non-interest income was also impacted by a net $28,000 increase in unrealized gains on equity securities and recoveries on previously impaired securities, partially offset by a $38,000 decrease in service charges and fees. The decrease in service charges and fees was primarily due to a decrease in insufficient fund service charges received on commercial deposit accounts.

Non-interest income was $3.0 million for the year ended December 31, 2020, an increase of $500,000, or 20.1%, as compared to the year ended December 31, 2019. The increase was primarily a result of a $777,000 increase in gains on the sale of loans. The volume of residential mortgage loans originated for sale during the year ended December 31, 2020 increased by $15.9 million, or 489.2%, as compared to the prior year due to a decrease in market rates during 2020.  We sell certain low, fixed rate mortgages into the secondary market to manage interest rate risk. The increase in non-interest income was partially offset by a $110,000 increase in unrealized losses on interest rate swaps and equity securities as a result of decreases in market interest rates during the year ended December 31, 2020 and a $177,000 decrease in service charges and fees due to the waiver of certain ATM fees and other service charges for our customers during the COVID-19 pandemic.

Non-Interest Expense

Non-interest expense was $4.3 million for the fourth quarter of 2020 as compared to $4.1 million for the fourth quarter of 2019, primarily due to an increase in data processing and professional services expenses. Data processing expense increased $137,000, or 41.6%, primarily due to an increase in core system processing costs and activity. Professional services expense increased $104,000, or 84.6%, primarily due to an increase in legal and accounting costs. Salary and employee benefits expense increased $59,000, or 2.9%, primarily due to an increase in employee incentive awards during the fourth quarter of 2020 when compared to the fourth quarter of 2019. The current year fourth quarter also had higher FDIC insurance and occupancy and equipment costs. These increases were partially offset by a decrease in advertising and other expenses.

Non-interest expense was $15.9 million for the years ended December 31, 2020 and December 31, 2019. Data processing expense increased $127,000, or 9.4%, primarily due to an increase in core system processing costs and activity. Professional services expense increased $110,000, or 12.8%, primarily due to an increase in legal, accounting and consulting costs. Salary and employee benefits expense decreased by $139,000, or 1.6%, due to an increase in deferred salary expense related to increased loan originations and decreases in stock compensation expenses and health insurance costs, partially offset by increases in employee salaries and incentive awards. The year ended December 31, 2020 also had lower other expenses and advertising expenses, which were partially offset by higher expenses for occupancy and equipment, FDIC insurance and postage and supplies.

Asset Quality

The provision for loan losses was $500,000 for fourth quarter of 2020 as compared to $175,000 for the fourth quarter of 2019. The fourth quarter 2020 provision expense was primarily due to general reserves for $32.3 million of commercial real estate loan growth during the fourth quarter of 2020.

The provision for loan losses for the year ended December 31, 2020 was $1.6 million as compared to $900,000 for the year ended December 31, 2019. The increase in the provision expense was primarily due to an adjustment of certain qualitative factors to take into account the impact of COVID-19 and related economic conditions on borrowers’ ability to repay loans and a $12.5 million increase in criticized commercial real estate and commercial business loans. Non-performing loans as a percent of total net loans decreased to 0.59% at December 31, 2020 as compared to 0.75% at December 31, 2019. The Company’s allowance for loan losses as a percent of total net loans was 1.12% and 0.91% at December 31, 2020 and 2019, respectively.

Balance Sheet Summary

Total assets at December 31, 2020 were $686.2 million, a $75.3 million, or 12.3%, increase as compared to $610.9 million at December 31, 2019. Loans receivable, net at December 31, 2020 was $524.1 million, a $53.3 million increase, or 11.3%, as compared to $470.8 million at December 31, 2019. The increase in total loans was primarily due to an increase in commercial real estate and PPP loan originations. Securities available for sale increased $8.1 million, or 11.4%, to $79.3 million at December 31, 2020 from $71.2 million at December 31, 2019. Cash and cash equivalents increased by $12.7 million, or 41.9%, from $30.3 million at December 31, 2019 to $43.0 million at December 31, 2020.  The increase was primarily due to an increase in deposits, partially offset by the use of funds for loan originations and securities purchases. Total deposits at December 31, 2020 were $560.3 million, an increase of $76.8 million, or 15.9%, compared to $483.5 million at December 31, 2019. The increase in deposits was due to an increase in core deposit accounts, primarily driven by government stimulus-related deposit funding.

Stockholders’ equity at December 31, 2020 was $85.9  million as compared to $82.8 million at December 31, 2019. The increase in stockholders’ equity was primarily attributed to net income and an increase in accumulated other comprehensive income which was partially offset by dividend payments and stock repurchases during the year ended December 31, 2020.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on its business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on fourth party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.

 # # # # #

Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2020	2019
	(Unaudited)
	(Dollars in thousands)

Total assets	$686,200	$610,869
Cash and cash equivalents	42,975	30,289
Securities available for sale	79,285	71,201
Loans receivable, net	524,143	470,816
Deposits	560,259	483,476
Long-term debt	29,750	34,650
Stockholders’ equity	85,924	82,840

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,979	$6,334	$24,336	$24,267
Interest expense	889	1,438	4,404	5,197
Net interest income	5,090	4,896	19,932	19,070
Provision for loan losses	500	175	1,625	900
Net interest income after provision for loan losses	4,590	4,721	18,307	18,170
Total non-interest income	1,158	688	2,992	2,492
Total non-interest expense	4,262	4,051	15,917	15,920
Income before income taxes	1,486	1,358	5,382	4,742
Income tax expense	243	186	824	655
Net income	$1,243	$1,172	$4,558	$4,087
Basic and diluted earnings per share	$0.21	$0.20	$0.77	$0.68
Dividends declared per share	$0.13	$0.12	$0.49	$0.48

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)

Return on average assets	0.73%	0.78%	0.69%	0.71%
Return on average equity	5.79%	5.64%	5.37%	4.99%
Average interest-earning assets to average interest-bearing liabilities	128.17%	124.03%	126.65%	124.61%
Interest rate spread	3.03%	3.26%	3.05%	3.34%
Net interest margin	3.18%	3.51%	3.23%	3.58%

	December 31,	December 31,
	2020	2019
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.59%	0.75%
Non-performing assets as a percent of total assets	0.46%	0.71%
Allowance for loan losses as a percent of total net loans	1.12%	0.91%
Allowance for loan losses as a percent of non-performing loans	118.75%	120.30%

	December 31,	December 31,
	2020	2019
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,823,786	5,924,339
Treasury stock, number of shares held	1,012,728	912,175
Book value per share	$14.75	$13.98